Exhibit (r)

IDR Code of Ethics

Adopted by the Registered Fund Board of Directors (as defined below) as of May 15, 2020

Last Reviewed: May 2020

I.	Introduction

This is the Code of Ethics (this “Code”) of (i) Investors Diversified Realty Management I LLC (“IDR I”), a Delaware limited liability company that is registered as an investment adviser under the Advisers Act of 1940, as amended (the “Advisers Act”), (ii) IDR Investment Management, LLC (“IDR Management” and, together with IDR I, the “Firm”[1]), a Delaware limited liability company that is registered as an investment adviser under the Advisers Act and serves as an investment adviser to Core Property Index Master Fund, LLC, Core Property Index Fund, LLC, Core Property Index Trust and the Registered Fund (defined below) (collectively, the “Index Funds”, and, each, an “Index Fund”) and (iii) and IDR Core Property Index Fund Ltd (the “Registered Fund” and, together with the Firm, “IDR”), an externally managed, non-diversified, closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Firm has adopted this Code in order to satisfy the requirements of Section 204A of the Advisers Act and Rule 204A-1 thereunder (such rule, “Rule 204A-1”), and each of IDR Management and the Registered Fund has adopted this code in order to satisfy the requirements under Rule 17j-1 under the 1940 Act (“Rule 17j-1”).

IDR’s Policies on Insider Trading and Personal Securities Transactions are included in this Code.

II.	General Principles

The Firm is a fiduciary for its Advisory Clients. Because of this fiduciary relationship, it is generally improper for the Firm or its Associated Persons to:

•	use for their own benefit (or the benefit of anyone other than the Advisory Client), to the detriment of an Advisory Client, information about the Firm’s trading or recommendations for Advisory Client accounts; or
•	take advantage of investment opportunities that would otherwise be available for the Firm’s Advisory Clients.

In addition, because of this fiduciary relationship and the requirements applicable to the Firm under the Advisers Act and the 1940 Act, including Rule 204A-1 and Rule 17j-1, the Firm and its Associated Persons shall not:

•	employ any device, scheme or artifice to defraud the Advisory Client or prospective Advisory Client;
•	engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any Advisory Client or prospective Advisory Client;
•	acting as principal for its own account, knowingly sell any security to or purchase any security from an Advisory Client, or acting as broker for a person other than such Advisory Client, knowingly effect any sale or purchase of any security for the account of such Advisory Client, without disclosing to such Advisory Client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the Advisory Client to such transaction (it being understood that these prohibitions do not apply to any transaction with a customer of a broker or dealer if such broker or dealer is not acting as an investment adviser in relation to such transaction); or

[1] Any references in this Code to the “Firm” in the context of the duties, obligations and rights of, or actions taken by the Firm, which satisfy requirements under Rule 17j-1 under the 1940 Act, should be understood to include the duties, obligations and rights of, or actions taken by, the Firm with respect to, and on behalf of, any applicable requirements of the Registered Fund or the Registered Fund Affiliated Persons under Rule 17j-1.

•	engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative.

Furthermore, any principal affiliated underwriter of the Registered Fund, and any “affiliated person” (as such term is defined under the 1940 Act) of the Registered Fund’s principal underwriter or IDR Management (collectively, “Registered Fund Affiliated Persons”) shall not employ any of the foregoing actions with respect to the Registered Fund and shall not make any untrue statement of material fact to the Registered Fund or omit to state a material fact necessary in order to make the statements made to the Registered Fund, in light of the circumstances under which they are made, not misleading.

Also, as a matter of business policy, the Firm wants to avoid even the appearance that the Firm, its Associated Persons, Registered Fund Affiliated Persons, or others receive any improper benefit from information about Advisory Client trading or accounts or from our relationships with our clients or with the brokerage community.

IDR expects all Associated Persons and Registered Fund Affiliated Persons to comply with the spirit of this Code, as well as the specific rules contained in this Code.

IDR treats violations of this Code (including violations of the spirit of this Code) very seriously. Violation of either the letter or the spirit of this Code, may result in IDR taking disciplinary measures, including, without limitation, imposing penalties or fines, reduction of compensation, demotion, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating of employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. Nevertheless, this Code can be violated by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Individual conduct can violate this Code even if no clients are harmed by such conduct.

III.	Definitions and Related Provisions

These terms have the following meanings in this Code:

Supervised Person – Means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

In addition, at the discretion of IDR, references to a “Supervised Person” in this Code should also be understood to include all temporary workers, consultants, independent contractors, and anyone else designated by the Chief Compliance Officer. The foregoing persons mentioned in the previous sentence will generally only be considered a “Supervised Person” under this Code, if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under this Code. The Chief Compliance Officer shall make the final determination as to which of these are considered Supervised Persons.

Access Person – Means a Supervised Person (i) who has access to nonpublic information regarding any Advisory Client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund, or (ii) who is involved in making securities recommendations to Advisory Clients, or has access to such recommendations that are nonpublic. All of the Firm’s directors, officers and partners are presumed to be “Access Persons”. In addition, with respect to the Registered Fund, references to an “Access Person” in this Code shall also include the meaning ascribed to such term under Rule 17j-1.2

Associated Person - For purposes of this Code, all Supervised Persons and Access Persons are collectively referred to as “Associated Persons”.

Advisory Client - Any person to whom or entity to which the Firm serves an investment adviser, renders investment advice, or makes any investment decisions for a fee is considered to be a client. For the avoidance of doubt, the Registered Fund is considered an “Advisory Client” of IDR Management for purposes of this Code.

Beneficial Ownership – Has the same meaning as would be ascribed to such term in determining whether a person has beneficial ownership of a security for purposes of Rule 16a-1 under the Securities and Exchange Act of 1934, as amended (the “1934 Act”).

References in this Code to “Beneficial Ownership” should be understood to include any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including those owned by members of an Access Person’s immediate family living in the Access Person’s household, as defined below.

Chief Compliance Officer – Means such person as may be appointed from time to time to serve as the “chief compliance officer” of the Firm pursuant to the requirements under Rule 206(4)-7 under the Advisers Act. For purposes of reviewing the Chief Compliance Officer’s own transactions and reports under this Code, some functions of the Chief Compliance Officer may be performed by another qualified individual, and shall be clearly denoted in the Company’s compliance files.

Covered Securities - Means anything that is considered a “security” under the 1940 Act.

This is a very broad definition of security. It includes most kinds of investment instruments, including things that one might not ordinarily think of as “securities,” such as:

•	exchange traded funds;
•	options on securities, on indexes and on currencies;
•	investments in all kinds of limited partnerships;
•	investments in foreign unit trusts and foreign mutual funds; and
•	investments in private investment funds and hedge funds.

If there is any question or doubt about whether an investment is a considered a security or a Covered Security under this Code, ask the Chief Compliance Officer.

2 Rule 17j-1 defines “Access Person” to mean (all undefined terms used in this definition shall have the meaning ascribed to them under Rule 17j-1):

“(i) Any Advisory Person of a Fund or of a Fund’s investment adviser. If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund’s directors, officers, and general partners are presumed to be Access Persons of the Fund.

(ii) Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.”

Please Note: IDR Management serves as an investment adviser to each of the Index Funds. Each of the Index Funds seeks to closely track the NFI-ODCE Index with low tracking error. Each of the Index Fund invests in the underlying component funds of the NFI-ODCE Index (the “Component Funds”) on a value-weighted basis. It is important to note, that each of the Index Funds can only hold investments in the Component Funds and does not have the ability to hold any other securities (public or private). The Component Funds are exclusively private equity real estate limited partnerships and limited liability companies that are not publicly traded securities.

To avoid even the appearance of conflicts of interests, IDR has restricted its Supervised Persons (all employees) from owning, trading or otherwise holding individual interests/units in the investments (Component Funds) held by each of the Index Funds. Moreover, the restriction extends to the publicly traded stock or any other public traded securities or derivative of each Component Fund’s parent company. The restriction does not include an investment in any Index Fund or public stock held in mutual funds, ETFs or other similar diversified instruments.

Initial Public Offering – means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

Limited Offering – means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(a)(2) or Section 4(a)(5) thereunder or pursuant to Rule 504 or Rule 506 thereunder.

Members of their Family/Household include, with respect to an Access Person:

•	A spouse or domestic partner (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support);
•	Children under the age of 18;
•	Children who are 18 or older (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support); and
•	Any of the people who live in the Access Person’s household including: stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, in-laws, and adoptive relationships.

Non-Reportable Securities/Transactions – means each security or transaction with respect to which Rule 204A-1 or Rule 17j-1 does not require Access Persons to file certain or all Reporting Forms, which include the following securities and transactions:

•	Direct Obligations of the US Treasury;
•	Bankers’ acceptance, Certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;
•	Money market fund shares;
•	Shares of open end mutual funds, unless the Firm or a control affiliate acts as the investment adviser or principal underwriter for the fund;
•	Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds;
•	Transactions effected for, and securities held in, any account over which the Access Person had no direct or indirect influence or control;
•	Transactions effected pursuant to an automatic investment plan (as such term is defined under Rule 204A-1 and Rule 17j-1); provided that such transactions shall not be considered “Non-Reportable Securities/Transactions” with respect to Initial Holding Reports or Annual Holding Reports required to be made by Access Persons of the Registered Fund; and
•	Such other securities and transactions as are specified in Rule 204A-1(b)(3) under the Advisers Act or Rule 17j-1(d)(2) under the 1940 Act.

Registered Fund CCO – Means such person as may be appointed from time to time to serve as the “chief compliance officer” of the Registered Fund pursuant to the requirements under Rule 38a-1 under the 1940 Act. For purposes of reviewing the Registered Fund CCO’s own transactions and reports under this Code, some functions of the Registered Fund CCO may be performed by another qualified individual, and shall be clearly denoted in IDR’s compliance files.

The Chief Compliance Officer shall work with the Registered Fund CCO to ensure that each of the Registered Fund and the Registered Fund Affiliated Persons satisfy their requirements under this Code of Ethics and under Rule 17j-1. Accordingly, to the extent the Chief Compliance Officer makes any determinations, grants any waivers or prior written permissions to engage in any actions requiring the Chief Compliance Officer’s permission under this Code, grants permission to receive outside compensation, receives reports of any conflicts of interest, receives reports of violations of this Code, or receives related information and takes related action with regard to compliance under this Code with respect to the Registered Fund or a Registered Fund Access Person, the Chief Compliance Officer shall notify the Registered Fund CCO of such items in such manner as shall be determined by the Registered Fund CCO, in its sole discretion (including, for the avoidance of doubt, in advance of any such actions being taken (e.g., granting waivers) if the Registered Fund CCO determines so, in its sole discretion)).

Reporting Form – means such forms on which Access Persons provide the information required for the Initial Holding Reports, the Quarterly Transaction Reports, and/or Annual Reporting Reports.

Reportable Securities – means “securities” as such term is defined under the 1940 Act, other than Non-Reportable Securities/Transactions.

IV.	Important Considerations About This Code

A.                    All Access Persons must complete three Reporting Forms under this Code for Reportable Securities (or instruct a custodian to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Firm, as set forth below). Additional information regarding these Reporting Forms can be found below. Copies of the Reporting Forms can be obtained from the Chief Compliance Officer.

B.                    The Chief Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:

(a)	IDR expects that waivers will be granted only in rare instances, and
(b)	some provisions of this Code that are mandated by law cannot be waived.

C.                    The Firm’s management will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Associated Persons of the Company, and each Associated Person must provide in writing their receipt, understanding, and acceptance of the changes.

D.                    The board of directors of the Registered Fund (the “Registered Fund Board”), including a majority of its directors who are not “interested persons” (as such term is defined under Section 2(a)(19) of the 1940 Act) of the Registered Fund, must approve this Code and any material change to this Code. The Registered Fund Board must base its approval of this Code and any material changes thereon on a determination that this Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited under the section of this Code entitled “General Principles”. Before approving this Code, the Registered Fund Board must receive a certification from each of the Registered Fund and the Firm that it has adopted procedures reasonably necessary to prevent Access Persons from violating this Code. The Registered Fund Board must approve a material change to this Code no later than six months after adoption of the material change.

The Registered Fund and the Firm must use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code.

No less frequently than annually, the Chief Compliance Officer and the Registered Fund CCO must furnish to the Registered Fund Board a written report that:

(a)	describes any issues arising under this Code since the last report to the Registered Fund Board, including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations; and
(b)	certifies that the Registered Fund or the Firm, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

E.                     If there is any doubt or uncertainty about what this Code requires or permits, ask the Chief Compliance Officer. Please do not guess the answer.

F.                     All Associated Persons are required to sign an agreement to abide by the Company’s Code of Ethics and to certify annual compliance with this Code.

V.	Guidelines for Professional Standards

•	At all times, all Associated Persons must comply with applicable federal and state securities laws and must reflect the professional standards expected of those engaged in the investment acdvisory business, and they shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective, and reasonable in dealing with both clients and other parties so that his or her personal integrity is unquestionable.
•	All Associated Persons are required to report any violation of this Code, by any person, to the Chief Compliance Officer or other appropriate persons of IDR immediately. Such reports will be held in confidence.
•	Associated Persons must place the interests of Advisory Clients first. All Associated Persons must scrupulously avoid serving his or her own personal interests ahead of the interests of the Firm’s Advisory Clients. In addition, Associated Persons must work diligently to ensure that no Advisory Client is preferred over any other Advisory Client.
•	All Associated Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or from engaging in any manipulative or deceitful practice with respect to Advisory Clients or securities. (See also the section of this Code above entitled “General Principles”.)
•	Neither IDR nor any Associated Person shall have an existing or reasonably expected financial relationship with a placement agent or otherwise receiving a “finder’s fee” relating to an Advisory Client or an investment of an Index Fund.
•	No Associated Person shall be engaged or compensated in any way and at any time by a person or entity other than IDR in connection with an investment or capital commitment by IDR (e.g., receiving due diligence, fairness opinion, brokerage, placement or other fees from pooled funds or pooled fund sponsors).
•	The Firm shall not charge any fee or receive other compensation from investment managers to be in the Firm’s manager or offerings databases, from which the Firm develops investment recommendations for Advisory Clients.
•	Neither IDR nor any Associated Person shall provide direct or indirect consideration or compensation to investment managers or other real estate industry professionals other than cost reimbursements or other items approved by the Chief Compliance Officer.
•	Neither IDR nor any Associated Person shall directly or indirectly offer, confer or agree to confer any pecuniary benefit on anyone as consideration for the decision, opinion, recommendation, and vote, other exercise of discretion or violation of a known legal duty by any officer or employee of an Advisory Client or prospective Advisory Client.

•	No Associated Person may serve on the board of directors of any publicly traded company without prior written permission from the Chief Compliance Officer.
•	Associated Persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations should be resolved in favor of Advisory Clients and in cooperation with the Chief Compliance Officer. Technical compliance with this Code ‘s provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the IDR’s fiduciary duties.
•	Personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Firm’s Advisory Clients. Likewise, Associated Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Firm at the expense of Advisory Clients, or that otherwise bring into question the person’s judgment.
•	IDR has adopted Insider Trading Policies that set parameters for the establishment, maintenance, and enforcement of policies and procedures to detect and prevent the misuse of material non-public information.
•	No Associated Person shall communicate information known to be false to others (including but not limited to Advisory Clients, prospective Advisory Clients and other Associated Persons) with the intention of manipulating financial markets for personal gain.
•	Associated Persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the Chief Compliance Officer.
•	When any Associated Person faces a conflict or potential conflict between his or her personal interest and the interests of clients, he or she is required to immediately report the conflict to the Chief Compliance Officer for instructions regarding how to proceed.
•	The recommendations and actions of the Firm are confidential and private matters. Accordingly, we have adopted a privacy policy (as reflected in the Privacy Notice provided by IDR Management on behalf of each of the Index Funds) to prohibit the transmission, distribution, or communication of any information regarding securities transactions in Advisory Client accounts or other non-public information, except to bona fide service providers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Firm, without the prior written approval of the Chief Compliance Officer.
•	No gift or other accommodation valued in excess of $100.00 may be accepted by the Firm or any Associated Person from any vendor, broker, securities sales representative, client, or prospective client (a “business contact”) - per business contact per year. All gifts or other accommodations, which have a value in excess of $100.00 received by Associated Persons or Members of their Family/Household from a business contact, must be immediately reported to the Chief Compliance Officer.
•	No gift or other accommodation valued in excess of $100.00 may be given to any business contact on behalf of the Firm or any Associated Person, without prior written approval from the Chief Compliance Officer.
~~•~~	Note: Policies regarding gift receipt/giving are not intended to prohibit normal business entertainment or customary meals.

VI.	Personal Trading Policies

Any Associated Person and any of IDR’s directors, officers, or other personnel who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the Chief Compliance Officer so the Chief Compliance Officer may take the appropriate action to create a restricted securities log and initiate other procedures covered in this Code.

VII.	General Information

The following policies and procedures apply to all accounts owned or controlled by an Access Person, and any account in which the Access Person has any direct or indirect Beneficial Ownership. These accounts are collectively referred to as “Covered Accounts.” Any account in question should be addressed with the Chief Compliance Officer immediately to determine if it is considered a covered account.

A.	Reporting Requirements

The Firm has restricted its Supervised Persons (all employees) from owning, trading or otherwise holding individual interests/units in the investments (Component Funds) held by any Index Fund. Moreover, the restriction extends to the publicly traded stock or any other public traded securities or derivative of the Component Fund’s parent company. Supervised Persons must attest annually in writing that they do not own any of the aforementioned securities. Please see the firms restricted securities list. Copies of all reporting forms may be obtained from the Chief Compliance Officer. Additionally, all Access Persons must file the reports described below if they own Reportable Securities.

For the avoidance of doubt, Access Persons need not file reports described below with respect to Non-Reportable Securities/Transactions.

Furthermore, a director of the Registered Fund who is not an “interested person” of the Registered Fund within the meaning of Section 2(a)(19) of the 1940 Act, and who would be required to make a report described below solely by reason of being a director of the Registered Fund, need not make:

•	an Initial Holdings Report or an Annual Holdings Report, and
•	a Quarterly Transaction Report, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Registered Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Registered Fund purchased or sold the Covered Security, or the Registered Fund or IDR Management considered purchasing or selling the Covered Security.

1.	Initial Holdings Reports

No later than 10 calendar days after an Associated Person becomes an Access Person, that Access Person who holds Reportable Securities must file an Initial Holdings Report with the Chief Compliance Officer. If the Access Person is an "Access Person" solely on account of the Registered Fund, such Access Person may submit the Initial Holdings Report to the Registered Fund CCO, in lieu of the Chief Compliance Officer.

The Initial Holdings Report requires that each Access Person who has Reportable Securities to list all Covered Accounts on the date the Associated Person became an Access Person (which information shall include the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership). It also requires each Access Person to list all brokers, dealers, and banks holding any accounts, in which the Access Person had direct or indirect benefit, on the date the Associated Person became an Access Person (or on the date this Code was adopted, if the Associated Person was already an Access Person on such date).

This requirement, with respect to those Access Persons who are not deemed “Access Persons” of the Registered Fund, may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Firm, c/o the Chief Compliance Officer or (in the case of an Access Person that is an "Access Person" solely on account of the Registered Fund) the Registered Fund CCO, provided all required information is included in the confirmation and statement and received no later than 30 days after the applicable calendar quarter. Alternatively, Access Persons may submit this information on the Reporting Form provided by the Firm.

Each Access Person must notify the Chief Compliance Officer or (in the case of an Access Person that is an "Access Person" solely on account of the Registered Fund) the Registered Fund CCO of any updates or changes to his or her Covered Accounts within 30 days of such update or change. All information contained in the Initial Holding Report must be current as of the date no more than 45 days prior to the date the report is submitted.

2.	Quarterly Transaction Reports

No later than 30 calendar days after the end of March, June, September, and December, each year, each Access Person who holds Reportable Securities must file a Quarterly Transaction Report with the Chief Compliance Officer or (in the case of an Access Person that is an "Access Person" solely on account of the Registered Fund) the Registered Fund CCO.

The Quarterly Transaction Report requires each Access Person to list:

A.                    with respect to all transactions in Covered Accounts during the most recent calendar quarter in which the Access Person had Beneficial Ownership: (i) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved, (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), (iii) the price of the security at which the transaction was effected, (iv) the name of the broker, dealer or bank with or through which the transaction was effected, and (v) the date the access person submits the report.

B.                    with respect to any Covered Account established by the Access Person in which any securities held during the most recent calendar quarter in which the Accept Person had Beneficial Ownership: (i) the name of the broker, dealer or bank with whom the Access Person established the account, (ii) the date the Covered Account was established, and (iii) the date that the Quarterly Transaction Report is submitted by the Access Person.

This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer or (in the case of an Access Person that is an "Access Person" solely on account of the Registered Fund) the Registered Fund CCO, provided all required information is included in the confirmation and statement and received no later than 30 days after the applicable calendar quarter. Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company.

3.	Annual Holdings Reports

By March 15th of each year, each Access Person who holds Reportable Securities must file an Annual Holdings Report with the Chief Compliance Officer or (in the case of an Access Person that is an "Access Person" solely on account of the Registered Fund) the Registered Fund CCO.

The Annual Holdings Report requires the Access Person to list all securities in Covered Accounts in which the Access Person had Beneficial Ownership as of December 31 of the previous year (which information shall include the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership). It also requires the Access Person to list all brokers, dealers, and banks holding any accounts in which such person had direct or indirect benefit on December 31 of the previous year.

This requirement, with respect to those Access Persons who are not deemed “Access Persons” of the Registered Fund, may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer or (in the case of an Access Person that is an "Access Person" solely on account of the Registered Fund) the Registered Fund CCO, provided all required information is included in the confirmation and statement and received no later than 30 days after the applicable calendar quarter. Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company.

All information contained in the Annual Holding Report must be current as of the date no more than 45 days prior to the date the report is submitted.

VIII.	Review and Recordkeeping

The Chief Compliance Officer shall review personal trading reports for all Access Persons who hold Reportable Securities no less than quarterly, and will otherwise take reasonable steps to monitor compliance with, and enforce this Code of Ethics. Evidence of the reviews shall be maintained in the Firm’s files.  Another qualified individual will review the Chief Compliance Officer’s personal securities trading reports regarding any Reportable Securities.

The Firm reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person’s expense, any transaction or position in a specific security if the Firm believes the transaction or position violates its policies or appears improper. The Firm will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

If the Firm discovers any trading activity that appears to be in violation of this Code, the Chief Compliance Officer, and/or other senior representatives of the Firm, will meet with the Access Person to review the findings and to discuss additional pertinent information related to the situation. Where necessary, one or more of the following remedial actions may be taken:

•	Written warning that will be made a permanent part of the Access Person’s record;
•	Disgorgement of profits;
•	Monetary fine; and/or
•	Termination of employment.

In addition, each of the Registered Fund, IDR Management or a principal underwriter of the Registered Fund (if any), must, at its principal place of business, maintain records in the manner set and to the extent set forth below, and must make these records available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination. These records include:

•	A copy of this Code that is in effect, or at any time within the past five years was in effect;
•	A record of any violation of this Code, and of any action taken as a result of the violation,;
•	A copy of each report made by an Access Person, as required under Rule 17jb-1 and Rule 204A-1;
•	A record of all persons, currently or within the past five years, who are or were required to complete Reporting Forms under this Code, or who are or were responsible for reviewing these reports;
•	a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under the section of this Code below entitled “Prohibited and Restricted Transactions”;
•	A copy of each pre-approval form or other record submitted and whether such trade was approved or denied; and

•	A record of any exception from this Code granted by the Chief Compliance Officer, all related documentation supplied by the Covered Person seeking the exception, and the reasons supporting the decision to grant the exception.
•	These records will be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

IX.	Prohibited and Restricted Transactions

Access Persons, investment personnel of the Registered Fund or IDR Management may not acquire any Beneficial Ownership in any security (not just Covered Securities) in an Initial Public Offering or in a Limited Offering without first seeking written approval from the Chief Compliance Officer. Purchases and sales of restricted securities issued by public companies are generally prohibited, unless the Chief Compliance Officer determines that the contemplated transaction will raise no actual, potential, or apparent conflict of interest.

B.	Timing of Personal Transactions

If the Company is purchasing/selling or considering for purchase/sale any Covered Security on behalf of an Advisory Client Account, no Access Person may effect a transaction in that Covered Security prior to the client purchase/sale having been completed by the Company, or until a decision has been made not to purchase/sell the Covered Security on behalf of the Advisory Client Account and in accordance with the Company’s pre clearance and blackout policy, if any.

C.	Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the Chief Compliance Officer may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the Access Person in writing to the Chief Compliance Officer. Exceptions will only be granted in those cases in which the Chief Compliance Officer determines that granting the request will create no actual, potential, or apparent conflict of interest.

D.	Pre-clearance

As noted above, transactions in Limited Offerings and Initial Public Offerings are prohibited, unless pre-clearance is obtained, in advance of the transaction. Pre-clearance is obtained by first completing and signing the Personal Trade Request Form. (A copy of the Personal Trade Request Form is attached as Appendix A to this Code, or a copy can be obtained from the Chief Compliance Officer.) The Personal Trade Request Form is then submitted to the Chief Compliance Officer for pre-clearance.

If pre-clearance is obtained, the approval is valid for the day on which it is granted and the two immediately following business days. The Chief Compliance Officer may revoke a pre-clearance any time after it is granted and before the transaction is executed.

The Company does not require pre-clearance of all Associated Persons’ personal securities transactions except to the extent set forth in this Code or required under applicable law. If, however, the Chief Compliance Officer, or designee, determines an exception/red flag based on regular reviews of an Associated Person’s personal securities transactions, the Chief Compliance Officer may require a specific Associated Person to obtain, in advance of future transactions, pre-clearance for all such transactions. In all such cases, the Chief Compliance Officer shall determine beginning and ending dates for the pre-clearance requirement.

The Chief Compliance Officer will explain to the Associated Person why pre-clearance is required and have the Associated Person sign an acknowledgement of understanding and acceptance. Records of the noted exceptions/red flags, remedial actions, and all related securities transactions will be maintained in the Company’s files.

X.	Insider Trading Policies

The purpose of these policies and procedures (the “Insider Trading Policies”) is to educate our Associated Persons regarding insider trading, and to detect and prevent insider trading by any person associated with IDR. The term “insider trading” is not defined in the securities laws, but generally, it refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

E.	Prohibited Activities

All Associated Persons of IDR, including contract, temporary, or part-time personnel, or any other person associated with the IDR are prohibited from the following activities:

(a)  trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

(b)  communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

F.	Reporting of Material, Non-Public Information

Any Associated Person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the Chief Compliance Officer. The Chief Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

G.	Definitions and Related Terms under the Insider Trading Policy

•	Material Information. “Material information” generally includes:
•	any information that a reasonable investor would likely consider important in making his or her investment decision; or
•	any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

•	Non-Public Information. Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

•	Insider Trading. While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.
1.	The concept of “insider” is broad, and includes all Associated Persons of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the Associated Persons of such organizations.

H.	Penalties for Insider Trading

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

•	civil injunctions;
•	jail sentences;
•	revocation of applicable securities-related registrations and licenses;
•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•	fines for the Associated Person or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, each of IDR’s and the Firm’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

I.	Sanctions

All disciplinary responses to violations of this Code shall be administered by the Chief Compliance Officer. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

J.	Certification

Upon IDR’s adoption of this Code and annually thereafter, all Associated Persons are required to certify in writing his or her understanding and continuing acceptance of, as well as agreement to abide by, the guidelines and polices set forth herein. Additionally, any change or modification to this Code will be distributed to all Associated Persons and they will be required to certify in writing their receipt, understanding, and acceptance of the change(s).

APPENDIX A

Personal Trade Request Form

____________________, 20__

IDR Investment Management, LLC and Investors Diversified Realty Management I LLC
1111 E. Superior Avenue, Suite 1100
Cleveland, Ohio 44114
Attention: Chief Compliance Officer

Re:        Personal Trade Request Approval

Dear Chief Compliance Officer

This letter is to notify you that I, my spouse/partner, or a member of my family residing with me desires to participate in the following transaction involving securities for which prior approval is required pursuant to the Code of Ethics (the "Code of Ethics") of DR Investment Management, LLC and Investors Diversified Realty Management I LLC (the "Group").

Name of person to participate in the transaction:

My relation to such person (if not me):

Description of transaction (including name of issuer, type of transaction, and any other details that may be relevant to your consideration):

Reason approval is required (check one):

☐	Purchase or sale of securities of a company on the Group's restricted securities list.

☐	Acquisition of securities in an initial public offering.

☐	Purchase of securities in a Limited Offering (as defined in the Code of Ethics).

Date on or about which transaction is expected to be consummated:

I hereby agree to provide you such information as you may request about the transaction described above and represent that any and all information I have provided you or may provide you about this transaction is or will be

(and does not and will not omit any information necessary to make such information) truthful, accurate and not misleading.

Sincerely,

Name:

☐	Approval granted
☐	Approval denied

Name:
Title: Chief Compliance Officer